Attachment to N-SAR Sub-Item 77Q2 (KYN)

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 30(h) of the 1940 Act and Section 16(a) of the 1934 Act require the Registrant’s directors and executive officers, investment adviser, affiliated persons of the investment adviser and persons who own more than 10% of a registered class of the Registrant’s equity securities to file Section 16(a) forms with the SEC and NYSE reporting their affiliation with the Registrant, their ownership and changes in their ownership of the Registrant’s shares. Those persons and entities are required by SEC regulations to furnish the Registrant with copies of all Section 16(a) forms they file. Based solely on a review of those Section 16(a) forms furnished to it, the Registrant believes that its directors and executive officers, Kayne Anderson Fund Advisors, LLC, the Registrant’s adviser (“KAFA”), and affiliated persons of KAFA, and any persons holding more than 10% of the Registrant’s Preferred Stock have complied with all applicable Section 16(a) filing requirements during the last fiscal year.